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                                                                      Exhibit 6


                            EQUIPMENT LEASE AGREEMENT

This Equipment Lease Agreement (the "Lease"), dated November 20, 2001, between Telcom International, Inc. with its principal office at 262 Glen Head Road, Glen Head, New York (the "Lessor"), and EasyLink Services Corporation, with its principal office at 399 Thornall Street, Edison, New Jersey 08837 ("EasyLink"). The parties hereto agree as follows:

1.       Lease:

         This Lease establishes the general terms and conditions by which Lessor shall lease to EasyLink the Equipment listed on the Equipment Schedule attached hereto at Schedule A (the "Equipment").

2.       Term of Lease:

         The term of this Lease shall commence on the Effective Time (as defined in Section 12(i)) and shall continue for one (1) year (the "Term"). The date on which the Effective Time occurs is herein referred to as the Effective Date.

3.       Rental:

         EasyLink shall pay Lessor an annual rental of sixty thousand dollars ($60,000). Such rental shall be paid in six (6) monthly payments of ten thousand dollars ($10,000) each, commencing six (6) months after the Effective Date.


4.       Use and Quiet Possession of Equipment:

         (a) EasyLink may, at its own expense, make alterations in or add attachments to the Equipment.

         (b) So long as EasyLink is not in default hereunder, neither Lessor nor any party claiming through or under Lessor shall interfere with EasyLink's use or possession of any Equipment during the term of this Lease.

         (c) EasyLink shall, during the term of this Lease, at its expense, keep the Equipment in normal working order and condition, ordinary wear and tear excepted.

         (d) At the expiration of the Term and unless the Equipment has been purchased by EasyLink in accordance with the terms of this Lease, EasyLink shall return at its expense all the Equipment to Lessor.

5.       Leasehold Rights and Inspection:

         (a) EasyLink shall have no interest in the Equipment other than the rights acquired as a lessee hereunder and the Equipment shall remain personalty regardless of the manner in which it may be installed or attached.

         (b) Lessor or its agents shall have access to the Equipment at all reasonable times and upon reasonable notice for the purpose of inspection and for any other purpose contemplated by this Lease.


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6.       No Warranties By Lessor:

         LESSOR SUPPLIES THE EQUIPMENT AS IS AND NOT BEING THE MANUFACTURER OF THE EQUIPMENT, THE MANUFACTURER'S AGENT OR THE SELLER'S AGENT, MAKES NO WARRANTY OR REPRESENTATION, EITHER EXPRESS OR IMPLIED AS TO THE EQUIPMENT'S MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, DESIGN, CONDITION, QUALITY, CAPACITY, MATERIAL OR WORKMANSHIP OR AS TO PATENT INFRINGEMENT OR THE LIKE.


7.       Risk of Loss on EasyLink:

         Beginning on the Effective Date thereof and continuing until the Equipment is either returned to Lessor or purchased by EasyLink, EasyLink relieves Lessor of responsibility for all risks of physical damage to or loss or destruction of the Equipment, howsoever caused.

8.       Events of Default and Remedies:

         The occurrence of the following shall constitute an Event of Default hereunder:

         (a) EasyLink fails to pay an installment of rent on or before the date when the same becomes due and payable and such failure continues for a period of ten (10) business days; or

         (b) EasyLink attempts to remove, sell, transfer, encumber, sublet or part with possession of the Equipment or any items thereof, except as expressly permitted herein; and

         (c) EasyLink fails to cure its default under any other covenant under this Agreement within thirty (30) days after it receives written notice of default from Lessor.

         (d) Upon the occurrence of an Event of Default, Lessor may at its option do any one or more of the following: (i) by notice to EasyLink terminate this Lease and declare all of the remaining unpaid rental payments, together with the purchase price in the amount of $190,000 under the option granted pursuant to the agreement dated as of the date hereof, to be immediately due and payable and (ii) whether or not this Lease is terminated, take possession on not less than ten (10) days' notice of any or all of the Equipment, wherever situated; and (iii) sell, dispose of, hold, use or lease any Equipment as Lessor in its discretion may determine and apply the proceeds thereof against such unpaid rental payments and purchase price.

9.       Net Lease:

         Except as otherwise specifically provided in this Lease, it is understood and agreed that this is a net lease, and that, as between Lessor and EasyLink, EasyLink shall be responsible for all costs and expenses of every nature whatsoever arising out of or in connection with or related to this Lease or the Equipment (including, but not limited to, equipment inspection, tagging, transportation in and out, rigging, manufacturer's approved packing, installation, certification costs and disconnect charges).

 10.     Assignment:

         Each party may transfer or assign all or any part of its right, title, and interest in, under or to the Equipment and this Lease and any or all sums due or to become due pursuant to any of the above, to any third party (the "Assignee") upon the prior written consent of the other party, except that each party may freely so assign in connection with the sale of all or substantially all of the assigning party's assets to another entity.


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11.      Representations and Warranties of EasyLink and Lessor:

         EasyLink represents and warrants to Lessor and its assigns, as follows:

         (a) Upon execution by Lessor and EasyLink, upon the approval of EasyLink's board of directors, this Lease will constitute a valid obligation binding upon and enforceable against Lessor in accordance with its terms, subject to laws governing creditors' rights; and

         (b) The performance by EasyLink will not result in any breach, default or violation of, EasyLink's certificate of incorporation or by-laws or any agreement to which EasyLink is a party;

         (c) EasyLink is in good standing in its jurisdiction of incorporation and in any jurisdiction in which any of the Equipment is to be located; and

         Lessor represents and warrants to EasyLink as follows:

         (a) The execution, delivery and performance of this Lease has been duly authorized and, upon execution by Lessor and EasyLink, will constitute a valid obligation binding upon and enforceable against Lessor in accordance with its terms, subject to laws governing creditors' rights; and

         (b) The performance by Lessor will not result in any breach, default or violation of, Lessor's certificate of incorporation or by-laws or any agreement to which Lessor is a party;

         The foregoing representations and warranties shall survive the expiration or termination of this Lease.

12.      Miscellaneous:

         (a) This Lease constitutes the entire agreement between EasyLink and Lessor with respect to the Equipment, and except as agreed upon in writing no covenant, condition or other term or provision hereof may be waived or modified orally.

         (b) All notices hereunder shall be in writing and shall be delivered in person or sent by registered or certified mail, postage prepaid, or by facsimile transmission (confirmed by registered mail as set forth in this section) to the address of the other party as set forth herein or to such other address as such party shall have designated by proper notice.

         (c) This Lease shall be binding upon and inure to the benefit of Lessor and EasyLink and their respective successors and assigns (including any subsequent assignee of Assignee).

         (d) If any term or provision of this Lease or the application thereof to any person is, to any extent, invalid or unenforceable, the remainder of this Lease, or the application of such provision to the person other than those to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.


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         (e) No waiver of any of the terms and conditions hereof shall be effective unless in writing and signed by the party against whom such waiver is sought to be enforced. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

         (f) No consent or approval provided for herein shall be binding upon either party unless signed on its behalf by an officer of that party. In addition, this Lease shall not be binding upon EasyLink unless approved in writing by the board of directors of EasyLink.

         (g) THIS LEASE AND EACH EQUIPMENT SCHEDULE SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK AND SHALL BE GOVERNED IN ALL RESPECTS BY THE LAWS OF SUCH STATE, WITHOUT REFERENCE TO ITS CONFLICTS OF LAWS PRINCIPLES. Each party accepts for itself the non-exclusive jurisdiction of any Federal or State court of competent jurisdiction in the State of New York in any action, suit or proceeding of any kind against it which arises out of or by reason of this Lease.

         (h) Each party will promptly execute and deliver to the other party such further documents and assurances and take such further action as may be reasonably requested in order to effectuate the intent and purpose of this Lease and to establish and protect the rights, interests and remedies intended to be created in favor of the parties hereunder.

         (i) Notwithstanding Section 11(a), this Lease is conditioned upon the closing of the restructuring of approximately $63 million of debt of EasyLink contemplated by the various Modification Agreements entered into between EasyLink and its creditors. The consummation of the Closing of such debt restructuring is herein referred to as the "Effective Time." If such debt restructuring shall not be consummated and is abandoned, this Agreement shall be void ab initio.

LESSOR:                                              LESSEE:

TELCOM INTERNATIONAL, INC.               EASYLINK SERVICES CORPORATION

BY: /s/ George Abi Zeid                  BY: /s/ Gerald Gorman
   ----------------------------------        ----------------------------------

NAME: George Abi Zeid                    NAME: Gerald Gorman
     --------------------------------          --------------------------------

TITLE: Authorized Rep.                   TITLE: Chairman
      -------------------------------           -------------------------------

DATE: November 20, 2001                  DATE: November 20, 2001
     --------------------------------          --------------------------------


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                             SCHEDULE A - EQUIPMENT
                             ----------------------

         All equipment (except as provided below) located at the offices of Telecom International, Inc. at 262 Glen Head Road, Glen Head, New York 11545, consisting of the following:

         1. All office furniture and fixtures
         2. Libert UPS
         3. 2x Libert air conditioner
         4. Mitel PBX 2000
         5. Computer room floor, cabling and partitioning
         6. All tenant leasehold improvements
         7. All executive PCs and printers
         8. Conference room tables and chairs
         9. All telex TDMs and industrial PCs in the computer room

Excluded Equipment

         a. George Abi Zeid's office furniture
         b. The generator




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